EXHIBIT 10.4
PURCHASE CONTRACT
     This PURCHASE CONTRACT (this “Contract”) is made and entered into as of June 15, 2005, by and between INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C., a Delaware limited liability company (“Seller”), with its principal office at 4501 N. Fairfax Drive, Suite 800, Arlington, Virginia 22203, and APPLE SIX HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at                      , or its permitted assigns (“Buyer”).
RECITALS
     A. Seller is the fee simple owner of the Residence Inn by Marriott hotel located at 1500 Park Lane Drive, Pittsburgh, Pennsylvania.
     B. Buyer is desirous of purchasing such hotel property from Seller, and Seller is desirous of selling such hotel property to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.
AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINED TERMS
     1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:
     “Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.
     “Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.
     “Assumed Contracts” shall have the meaning set forth in Section 8.11.
     “Assumed Obligations” shall have the meaning set forth in Section 8.11.
     “Bills of Sale” shall have the meaning set forth in Section 10.2(b).
     “Brand” shall mean Residence Inn by Marriott, the hotel brand or franchise under which the Hotel operates.
     “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the Commonwealth of Pennsylvania.

     “Ceiling Amount” shall have the meaning set forth in Section 8.8(d)(ii).
     “Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.
     “Closing Date” shall have the meaning set forth in Section 10.1.
     “Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.
     “Cutoff Time” shall have the meaning set forth in Section 12.1.
     “Damages” shall have the meaning set forth in Section 8.8(a).
     “Deductible Amount” shall have the meaning set forth in Section 8.8(d)(i).
     “Deed” shall have the meaning set forth in Section 10.2(a).
     “Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements), refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, and (ii) utility deposits.
     “Due Diligence Examination” shall have the meaning set forth in Section 3.2.
     “Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).
     “Escrow Agent” shall have the meaning set forth in Section 2.5(a).
     “Escrow Agreement” shall have the meaning set forth in Section 2.5(b).
     “Escrow Funds” shall have the meaning set forth in Section 8.9.
     “Exception Documents” shall have the meaning set forth in Section 4.2.
     “Executive Order” shall have the meaning set forth in Section 7.1(o).
     “Existing Franchise Agreement” shall mean that certain Franchise Agreement dated as of November 1, 1999 between Seller and the Franchisor, granting Seller a franchise to operate the Hotel under the Brand.
     “Existing Management Agreement” shall mean that certain Management Agreement dated as of November 1, 1999 between Seller and the Existing Manager for the operation and management of the Hotel.
     “Existing Manager” shall mean Crossroads Hospitality Management Company.
     “Extension Deposit” shall have the meaning set forth in Section 9.3.
     “Extension Period” shall have the meaning set forth in Section 9.3.

     “FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.
     “FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.
     “Financial Statements” shall have the meaning set forth in Section 3.1(b).
     “Franchisor” shall mean Marriott International, Inc.
     “Hotel” shall mean the hotel located on the Land, including all Improvements and Personal Property associated therewith, known generally as the Residence Inn by Marriott located at 1500 Park Lane Drive, Pittsburgh, Pennsylvania.
     “Hotel Contracts” shall mean all leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements or other agreements relating to the ownership, occupancy, operation, management or maintenance of the Property to which Seller is a party (or an assignee) or that are binding on the Property.
     “Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.
     “Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).
     “Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).
     “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A hereto, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.
     “Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.
     “Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).
     “Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.
     “Manager” shall mean the management company selected by Buyer to manage the Hotel from and after the Closing.
     “New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.
     “New Management Agreement” means the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.
     “Pending Claims” shall have the meaning set forth in Section 7.1(e).
     “Permitted Exceptions” shall have the meaning set forth in Section 4.3.
     “Personal Property” shall mean, collectively, all of the Property other than the Real Property.
     “PIP” shall mean a product improvement plan for the Hotel, as required by the Manager or the Franchisor, if any.
     “Post-Closing Agreement” shall have the meaning set forth in Section 8.9.
     “Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.
     “Purchase Price” shall have the meaning set forth in Section 2.2.
     “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.
     “Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Existing Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Existing Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.
     “Release Date” shall have the meaning set forth in Section 8.9.
     “Retained Obligations” shall have the meaning set forth in Section 8.11.

     “Review Period” shall have the meaning set forth in Section 3.1.
     “SEC” shall have the meaning set forth in Section 8.6.
     “Seller Liens” shall have the meaning set forth in Section 4.3.
     “Seller Parties” shall have the meaning set forth in Section 7.1(e).
     “Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.
     “Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (which towels, linen and bedding shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.
     “Survey” shall have the meaning set forth in Section 4.1.
     “Tax Clearance Certificate” shall have the meaning set forth in Section 11.1.
     “Third Party Consents” shall have the meaning set forth in Section 8.3.
     “Title Commitment” shall have the meaning set forth in Section 4.2.
     “Title Company” shall have the meaning set forth in Section 4.2.
     “Title Policy” shall have the meaning set forth in Section 4.2.
     “Title Review Period” shall have the meaning set forth in Section 4.3.
     “Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract.
     “Utility Reservations” shall mean Seller’s interest, if any, in the right to receive immediately on and after the Closing Date and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements as conducted prior to the Closing, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.
     “Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller, if any, with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT
     2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises, concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.
     2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Eleven Million and No/100 Dollars ($11,000,000.00) (the “Purchase Price”).
     2.3 Allocation. Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.
     2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer of immediately available funds at the Closing. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9.
     2.5 Earnest Money Deposit.
          (a) Within one (1) Business Day after the date of this Contract, Buyer shall deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, no later than one (1) Business Day after the expiration of the Review Period, deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Additional Deposit”) with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”
          (b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent, in the form attached as Exhibit G hereto (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.
ARTICLE III
REVIEW PERIOD
     3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this

Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within five (5) days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following to the extent within Seller’s possession or control or to which Seller has access or which Seller can obtain upon request, together with all amendments, modifications, renewals or extensions thereof:
          (a) All Warranties and Licenses relating to the Hotel or any part thereof;
          (b) Income and expense statements and budgets for the Hotel and for the Seller, for the current year to date and each of the three (3) prior fiscal years and such other financial information relating to the Hotel as Buyer may reasonably request (the “Financial Statements”), provided that Seller also agrees to provide financial and other information as provided in Section 8.6;
          (c) All real estate and personal property tax statements with respect to the Hotel and notices of assessed value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;
          (d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;
          (e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and
          (f) All notices received since January 1, 2002, or of which Seller otherwise has knowledge, from governmental authorities in connection with the Hotel and all other notices received since January 1, 2002, or of which Seller otherwise has knowledge, from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.
     Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Hotel and the plans specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller and copies of such materials shall be destroyed or returned to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6.
     3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property or the Existing Management Agreement. Buyer will provide a copy of Buyer’s environmental report obtained with respect to the Property during the Review Period.
     3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. Buyer agrees to indemnify and hold harmless Seller from any liabilities Seller may suffer by reason of damage to persons or property resulting from such examinations or studies made by or at the request of Buyer.
     3.4 Seller Exhibits. Seller has provided to Buyer completed Exhibits B, C, D, E and F, together with true, correct and complete copies of all documents and instruments described and/or referred to therein. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F and in such documents and instruments. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract prior to the expiration of the Review Period by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.
ARTICLE IV
SURVEY AND TITLE APPROVAL
     4.1 Survey. Within five (5) days after the date of this Contract, Seller shall deliver to Buyer true, correct and complete copies of the most recent survey of the Real Property of which Seller is aware (if any). In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) is desired by Buyer, then Buyer shall be responsible for all costs related thereto, and Buyer agrees to order such update or new survey within three (3) Business Days after Buyer’s receipt of such survey from Seller.
     4.2 Title. Within five (5) days after the date of this Contract, Seller shall deliver to Buyer Seller’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property. As soon as reasonably practicable after receipt thereof, Buyer shall use commercially reasonable efforts to obtain (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas, 75225 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (collectively, the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. Buyer agrees to place an order for the Title Commitment with the Title Company within three (3) Business Days after Buyer’s receipt of Seller’s current title policy for the Property. Buyer shall promptly provide Seller, at Seller’s expense, with a copy of the Title Commitment issued by the Title Company, together with copies of the Exception Documents.
     4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same within ten (10) days after receipt of both the Title Commitment (including all Exception Documents) and the Survey (the “Title Review Period”). If

Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) Business Days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing and such new title defect is not cured by Seller prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.
ARTICLE V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT
     At or prior to the Closing, Seller shall terminate the Existing Management Agreement and use commercially reasonable efforts to terminate the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. Buyer shall use commercially reasonable efforts to enter into the New Management Agreement and the New Franchise Agreement, effective as of the Closing Date, containing terms and conditions reasonably acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Seller shall be responsible for paying all costs and fees (including attorneys fees) related to the termination of the Existing Management Agreement and the Existing Franchise Agreement, including but not limited to, the payment of all termination and cancellation fees and/or penalties, all costs and fees of its attorneys and consultants, all costs associated with any releases or other provisions requested by or for the benefit of Seller, provided, however, that, notwithstanding the foregoing, Buyer shall pay the termination fee (if any) payable to the Franchisor pursuant to Section XVIII E of the Existing Franchise Agreement (not to exceed the liquidated damages amount calculated pursuant to such Section) in order to terminate the Existing Franchise Agreement as a result of a sale of the Hotel pursuant to this Contract, provided further, that Buyer shall not be responsible for payment of (x) any costs, expenses, fees or liabilities resulting from any default or other act or omission by Seller under the Existing Franchise Agreement (including, without limitation, any costs, expenses, fees or liabilities relating to termination of any franchise or license agreement between Seller and the Franchisor and/or any Affiliate of either of them relating to any hotel other than the Hotel), or (y) any accrued but unpaid monetary obligations or payments payable to Franchisor or any of its Affiliates under the Existing Franchise Agreement up to the date of termination thereof, all of which shall be the responsibility of, and shall be paid by, Seller. Buyer shall also pay all license, application and similar fees related to the New Management Agreement and the New Franchise Agreement and the costs of any PIP improvements required by the Franchisor, where applicable, incurred in connection with the New Franchise Agreement. Buyer and Seller shall use commercially reasonable efforts to promptly provide all information required by the Manager or the Franchisor in connection with the New Management Agreement and the New Franchise Agreement, and Buyer shall diligently pursue obtaining the same.
ARTICLE VI
BROKERS
     Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract, except that Seller has engaged O’Connell Hospitality Group, LLC (the “Broker”) to act on Seller’s behalf in connection with the transactions contemplated hereby and Seller shall pay at Closing all fees and amounts payable to the Broker in connection with the transactions contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.
ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS
     7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:
          (a) Authority; No Conflicts. Seller is a limited liability company duly formed, validly existing and in good standing in the State of Delaware and is qualified to do business and in good standing in the Commonwealth of Pennsylvania. Seller has duly authorized, by all necessary limited liability company action, the execution, delivery and performance of this Contract. This Contract has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights and by general principles of equity. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D hereto and except for consents and approvals that, individually or in the aggregate, (x) are not required to transfer any part of the Property to Buyer or its permitted assigns, (y) are not necessary for the ownership, occupany and/or operation by Buyer, its Affiliates, permitted assigns and/or Manager of the Property as a Residence Inn by Marriott, and (z) if not obtained, would not have a material adverse effect on the Hotel’s business and/or operations and/or the financial performance of the Property as reflected in the Financial Statements. Neither the execution, delivery nor performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under the articles of organization or limited liability company agreement of Seller or under any mortgage indenture, lien, agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.
          (b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and income tax regulations promulgated thereunder).
          (c) Bankruptcy. None of Seller, nor, to Seller’s knowledge, any of its members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.
          (d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached as Exhibit C hereto. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C hereto or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C hereto or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and no default by Seller or, to Seller’s knowledge, any other party has occurred and is continuing thereunder and, to Seller’s knowledge, no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer and the Franchisor pursuant to Section XV.D of the Existing Franchise Agreement to the extent Buyer is deemed a “Competitor” as defined in such Section.

          (e) Pending Claims. To Seller’s knowledge, there are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened (x) against Seller, (y) against the Existing Manager or any Affiliate of Seller or the Existing Manager (collectively with Seller, “Seller Parties”) related to the business or assets of the Hotel or (z) otherwise related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes assessed against the Hotel or the business conducted with respect thereto, except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. Except as set forth on Exhibit F, to Seller’s knowledge, there are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).
          (f) Environmental, Etc. Seller has not received since January 1, 2002, and Seller otherwise has no knowledge of, any written notice that Seller or the Property is in violation of any applicable environmental, health or safety law, rule or regulation.
          (g) Title and Liens. Except for Seller Liens to be released at Closing, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.
          (h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s knowledge, currently sufficient and available to service the Hotel as currently operated, and, to Seller’s knowledge, all installation, connection or “tap-on”, usage and similar fees have been paid.
          (i) Licenses, Permits and Approvals. Seller has not received since January 1, 2002 any written notice, and Seller has no knowledge, that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, except for licenses, permits and approvals that, individually or in the aggregate, (x) are not required to transfer any part of the Property to Buyer or its permitted assigns, (y) are not necessary for the ownership, occupancy and/or operation by Buyer, its Affiliates, permitted assigns and/or Manager of the Property as a Residence Inn by Marriott, and (z) if not obtained, would not have a material adverse effect on the Hotel’s business and/or operations and/or the financial performance of the Property as reflected in the Financial Statements, and each such license and permit is in full force and effect, and will be received and in full force and effect as of the Closing. To Seller’s knowledge, no licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit D.
          (j) Financial Statements. Seller has delivered copies of the Financial Statements. Each of the Financial Statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby.

          (k) Employees. All employees employed at the Hotel are the employees of the Existing Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Existing Manager or the Hotel is bound with respect to any employees employed at the Hotel.
          (l) Operations. To Seller’s knowledge, the Hotel has been operated by the Existing Manager in all material respects in accordance with all applicable laws, rules, regulations, ordinances and codes.
          (m) Existing Management and Franchise Agreements. Seller has furnished to Buyer true and complete copies of the Existing Management Agreement and the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. To Seller’s knowledge, the Improvements comply with, and the Hotel is being operated in accordance with, all requirements of such Existing Management Agreement and the Existing Franchise Agreement. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement and the Existing Franchise Agreement at Closing, as provided in Article V hereof. No default by Seller or, to Seller’s knowledge, any other party has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and, to Seller’s knowledge, no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.
          (n) Easements. To Seller’s knowledge, necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property.
          (o) Anti-Terrorism Compliance. Seller is not a person or entity described in Section 1 of the Executive Order (No. 13, 224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. 49,079 (September 24, 2001) (the “Executive Order”).
     As used in this Contract, “Seller’s knowledge”, “known to Seller” or similar statements shall mean the actual knowledge of (i) Susan Ridgeway, Vice President of Operations of the Existing Manager, (ii) John Rubino, Regional Director of Operations for the Hotel, (iii) Christopher Bennett, Senior Vice President and General Counsel of Interstate Hotels & Resorts, Inc. (an Affiliate of Seller and the Existing Manager), and (iv) Colin Dunkley, Vice President – Architecture and Construction for the Hotel, in each case, after due inquiry of the General Manager of the Hotel.
     7.2 Buyer’s Representations, Warranties and Covenants. Buyer hereby represents, warrants and covenants to Seller as follows:
          (a) Authority; No Conflicts. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received all necessary authorization of the Board of Directors of Buyer to execute and deliver this Contract and to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract. This Contract has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights and by general principles of equity. Neither the execution, delivery or performance of, or compliance with, this Contract by Buyer has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under the articles of incorporation or by-laws of Buyer or under any mortgage indenture, lien, agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Buyer.

          (b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.
          (c) Anti-Terrorism Compliance. Buyer is not a person or entity described in Section 1 of the Executive Order.
     7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.
     7.4 AS-IS. BUYER ACKNOWLEDGES THAT IT IS EXPERIENCED IN THE ACQUISITION AND OWNERSHIP OF PROPERTIES SIMILAR TO THE PROPERTY. BUYER ACKNOWLEDGES THAT IT IS RELYING ON BUYER’S (OR BUYER’S REPRESENTATIVES’) INSPECTIONS, EXAMINATIONS AND EVALUATIONS OF THE PROPERTY AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES, AGENTS, BROKERS, ATTORNEYS, OFFICERS, MANAGERS OR EMPLOYEES, OTHER THAN AS EXPRESSLY SET FORTH HEREIN OR CONTEMPLATED HEREBY (SELLER EXPRESSLY ACKNOWLEDGING THAT BUYER IS RELYING ON THE REPRESENTATIONS, WARRANTIES AND STATEMENTS MADE IN THIS CONTRACT AND ON INFORMATION PROVIDED PURSUANT TO THIS CONTRACT TO BUYER BY SELLER OR ITS REPRESENTATIVES, AGENTS, BROKERS, ATTORNEYS, OFFICERS, MANAGERS OR EMPLOYEES).
     AS A MATERIAL PART OF THE CONSIDERATION FOR THIS CONTRACT AND THE PURCHASE OF THE PROPERTY, BUYER AGREES TO ACCEPT THE REAL PROPERTY, FF&E AND SUPPLIES ON THE CLOSING DATE IN ITS OR THEIR “AS IS, WHERE IS” CONDITION AS OF THE LAST DATE INSPECTED BY BUYER, WITH ALL FAULTS, AND EXCEPT AS OTHERWISE PROVIDED IN THIS CONTRACT OR IN THE DEED OR ANY OTHER CLOSING DOCUMENT OR CLOSING INSTRUMENT PROVIDED PURSUANT TO THIS CONTRACT, WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW.
     THE PROVISIONS OF THIS SECTION 7.4 SHALL SURVIVE CLOSING.
ARTICLE VIII
ADDITIONAL COVENANTS
     8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, (a) Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect and (b) Buyer shall use best efforts to keep Seller fully informed of all subsequent developments of which Buyer has knowledge which would cause any of Buyer’s representations or warranties contained in this Contract to no longer be accurate in any material respect.
     8.2 Operations. From and after the date hereof through the Closing, Seller shall comply in all material respects with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:
          (a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance in all material respects with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using commercially reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities and retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date and (v) remaining in compliance in all material respects with all current Licenses;
          (b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;
          (c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in at least as good a condition as on the date inspected by Buyer during the Review Period; keep and maintain the Hotel generally in such state of repair and condition; and not commit waste of any portion of the Hotel;
          (d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with Seller’s past business practice and prudent industry practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;
          (e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or, to Seller’s knowledge, threatened after the date of this Contract or if, to Seller’s knowledge, any representation or warranty made by Seller in this Contract shall become false in any material respect;
          (f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;
          (g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply in all material respects with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;
          (h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof, other than any sales of inventory made in the ordinary course of business consistent with Seller’s past practice and prudent industry practice; and
          (i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated, if (I) any such expiration, cancellation or termination, individually or in the aggregate, would (x) adversely affect the transfer of any part of the Property to Buyer or its permitted assigns or (y) have a material adverse effect on the Hotel’s business and/or operations and/or the financial performance of the Property as reflected in the Financial Statements, or (II) any such permit, receipt, license, franchise or right is necessary for the ownership, occupancy and/or operation by Buyer, its Affiliates, permitted assigns and/or Manager of the Property as a Residence Inn by Marriott.
     Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by Seller or, to Seller’s knowledge, the Existing Manager prior to Closing, provided that Buyer shall not assume, nor be deemed to assume, any of the foregoing not disclosed to Buyer in writing at least five (5) Business Days prior to Closing. The proviso set forth in the preceding sentence shall survive Closing. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, enter into, nor permit Existing Manager to enter into, any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.
     8.3 Third Party Consents. Prior to the Closing Date, Seller, at Seller’s expense, shall use best efforts (i) to obtain any and all third party consents and approvals that, individually or in the aggregate, (x) are required to transfer any part of the Property to Buyer or its permitted assigns, (y) are necessary for the ownership, occupancy and/or operation by Buyer, its Affiliates, permitted assigns and/or Manager of the Property as a Residence Inn by Marriott and (z) if not obtained would have a material adverse effect on the Hotel’s business and/or operations and/or the financial performance of the Property as reflected in the Financial Statements, including, without limitation, all consents and approvals referred to on Exhibit D and (ii) to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).
     8.4 Employees. Upon request and reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Existing Manager, the Hotel staff and the Existing Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time after the end of the Review Period and before Closing; provided, however, that communication with the Hotel’s general manager, director of sales and engineering supervisor may occur (subject to the other limitations in this Section 8.4) at any time before the Closing. Seller shall be entitled to have a representative present at any such meeting. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of the Property or the Existing Management Agreement.
     8.5 Estoppel Certificates. In the event that there are Leases and/or FF&E Leases, upon request of Buyer, Seller shall obtain from (i) each tenant under any Lease (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under each FF&E Lease identified by Buyer as a material FF&E Lease, the estoppel certificates in a form reasonably acceptable to Buyer, which shall be delivered to Buyer not less than five (5) days before the Closing.
     8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller shall cooperate, and Seller shall cause Existing Manager to cooperate, with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter. The provisions of this Section shall survive Closing.
     8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.
     8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

          (a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several (collectively, “Damages”), arising out of or relating to:
               (i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;
               (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;
               (iii) any liability or obligation of Seller other than the Assumed Obligations; and
               (iv) the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.
          (b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its successors from and against all Damages arising out of or relating to:
               (i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;
               (ii) the conduct and operation by or on behalf of Buyer of the Hotel or the ownership, use or operation of the Property after the Closing; and
               (iii) the Assumed Obligations.
          (c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:
               (i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.
               (ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time and shall notify the Indemnifying Party at least ten (10) days prior to any proposed settlement of the terms thereof. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.
               (iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense, unless a judicial determination is made that the Indemnified Party is not entitled to indemnification pursuant to this Section 8.8.
               (iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of the Indemnifying Party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.
               (v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees, Affiliates or business, or relief which the Indemnified Party reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.
          (d) Limitation of Seller’s Liability. Notwithstanding anything in this Contract to the contrary, Seller’s obligation to indemnify Buyer pursuant to Section 8.8(a) shall be subject to the following:
               (i) Deductible. Buyer shall not be entitled to recover Damages pursuant to Section 8.8(a) until the aggregate of all Damages suffered by Buyer exceeds Ten Thousand and No/100 Dollars ($10,000.00) (the “Deductible Amount”); provided, however, that once such aggregate exceeds the Deductible Amount, Buyer may recover all Damages suffered by Buyer in excess of the Deductible Amount.
               (ii) Ceiling. Buyer shall not be entitled to recover Damages pursuant to Section 8.8(a) in excess of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00) (the “Ceiling Amount”).

               (iii) Time Limitation. No claim for the recovery of Damages may be asserted by Buyer against Seller or its successors or permitted assigns pursuant to Section 8.8(a) after the date that is two (2) years after the Closing Date; provided, however, that claims for Damages first asserted in writing by Buyer within such time period shall not thereafter be barred.
               (iv) Exclusive Remedy. Except with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Seller and except as otherwise proved in this Contract, indemnification under this Section 8.8 shall be the exclusive remedy of Buyer subsequent to Closing with respect to any legal, equitable or other claim for relief based upon this Contract or arising hereunder.
               (v) Exceptions. The limitations set forth in this Section 8.8(d) shall not apply with respect to any claim for Damages relating to any Retained Obligations, any obligations or liabilities subject to adjustment under Article XII or any intentional or fraudulent breach of a representation, warranty or covenant of Seller, nor shall there be any survival limitation for any such claim except as provided by applicable law.
          (e) Limitation of Buyer’s Liability. Notwithstanding anything in this Contract to the contrary, Buyer’s obligation to indemnify Seller pursuant to Section 8.8(b) shall be subject to the following:
               (i) Deductible. Seller shall not be entitled to recover Damages pursuant to Section 8.8(b) until the aggregate of all Damages suffered by Seller exceeds the Deductible Amount; provided, however, that once such aggregate exceeds the Deductible Amount, Seller may recover all Damages suffered by Seller in excess of the Deductible Amount.
               (ii) Ceiling. Seller shall not be entitled to recover Damages pursuant to Section 8.8(b) in excess of the Ceiling Amount.
               (iii) Time Limitation. No claim for the recovery of Damages may be asserted by Seller against Buyer or its successors or permitted assigns pursuant to clause (i) of Section 8.8(b) after the date that is two (2) years after the Closing Date; provided, however, that claims for Damages first asserted in writing by Seller within such time period shall not thereafter be barred.
               (iv) Exclusive Remedy. Except with respect to any claim for Damages relating to any intentional or fraudulent breach of a representation, warranty or covenant of Buyer and except as otherwise provided in this Contract, indemnification under this Section 8.8 shall be the exclusive remedy of Seller subsequent to Closing with respect to any legal, equitable or other claim for relief based upon this Contract or arising hereunder.
               (v) Exceptions. The limitations set forth in this Section 8.8(e) shall not apply with respect to any claim for Damages relating to any Assumed Obligations, any tax obligations or tax liabilities relating to Buyer, or its Affiliates, or the Property payable or arising in respect of any period after the Closing, any obligations or liabilities subject to adjustment under Article XII or any intentional or fraudulent breach of a representation, warranty or covenant of Buyer, nor shall there be any survival limitation for any such claim except as provided by applicable law.
          (f) Survival. The provisions of this Section 8.8 shall survive Closing, subject to the limitations set forth herein.
     8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, an amount equal to Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited until the later of (i) one hundred eighty (180) days after the Closing Date or (ii) the date on which the Tax Clearance Certificate is delivered to Seller pursuant to Section 11.1 (the “Release Date”) in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. The Escrow Funds held on the Release Date shall be released to Seller, provided, that the Title Company shall retain, hold and disburse pursuant to the Post-Closing Agreement Escrow Funds in an amount equal to one hundred ten percent (110%) of the aggregate amount of the unresolved claims asserted by Buyer as of the Release Date.
     8.10 Liquor Licenses. Seller represents and warrants that no liquor or other alcoholic beverages are sold or served at the Hotel other than Existing Manager’s current practice of serving complimentary liquor and alcoholic beverages at manager’s receptions. During the Review Period, Seller shall cooperate with reasonable requests from Buyer to assist Buyer in confirming that Buyer, its Affiliates and/or the Manager shall be permitted to continue the Existing Manager’s practice of serving complimentary liquor and alcoholic beverages at the Hotel without being required to obtain a liquor or alcoholic beverage license.
     8.11 Possession; Assignment and Assumption. Possession of the Property shall be given by Seller to Buyer at Closing, and Seller shall deliver to Buyer at Closing, in addition to all other deliveries of Seller provided for in Section 10.2 or otherwise pursuant to this Contract, all Hotel Contracts assigned to and assumed by Buyer pursuant to the terms of this Contract, together with evidence reasonably satisfactory to Buyer that all Hotel Contracts not assigned to and assumed by Buyer have been terminated as of Closing. Buyer shall not assume, and Seller shall sell the Property to Buyer free and clear of, all obligations and liabilities of Seller, except that, unless otherwise agreed by Buyer and Seller, at Closing, Buyer shall assume those obligations of Seller under the Hotel Contracts described on Exhibit C (collectively, the “Assumed Contracts”) arising in respect of any period from and after the Closing Date (other than any liability or obligation arising from or in any way related to any breach or default by Seller or Existing Manager) (collectively, the “Assumed Obligations”). At Closing, Seller shall assign to Buyer all rights and privileges in, under and to the Assumed Contracts. Seller agrees that it is, and after Closing shall remain, liable for (i) all obligations and liabilities under (x) the Assumed Contracts arising in respect of any period prior to the Closing Date and/or (y) under all Hotel Contracts not assumed by Buyer at Closing, including, in each case, all obligations and liabilities arising from or in any way related to any breach or default by Seller or Existing Manager thereunder, (ii) all tax obligations and tax liabilities relating to Seller, or its Affiliates or the Property payable or arising in respect of any period prior to Closing and (iii) all obligations and liabilities arising with respect to the matter described on Exhibit F hereto (collectively, the “Retained Obligations”). The provisions of the preceding sentence shall survive Closing.
     8.12 Buyer’s Covenants. From and after the date hereof until the Closing, Buyer shall not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Buyer contained in this Contract.
ARTICLE IX
CONDITIONS FOR CLOSING
     9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to terminate this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein. Notwithstanding the foregoing, in the event of the failure of any of any condition set forth in this Section 9.1 as a result of a default by Seller pursuant to Section 14.2, Buyer shall be entitled to exercise its remedies provided for in such Section 14.2.
          (a) All of Seller’s representations and warranties contained in this Contract shall be true and correct in all material respects as if made again on the Closing Date.

          (b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.
          (c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.
          (d) Third Party Consents referred to in clause (i) of Section 8.3 in form and substance reasonably satisfactory to Buyer shall have been obtained and furnished to Buyer.
          (e) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.
          (f) The Existing Management Agreement and the Existing Franchise Agreement shall have been terminated.
          (g) Buyer and the Manager shall have executed and delivered the New Management Agreement and Buyer and the Franchisor shall have executed and delivered the New Franchise Agreement, in each case upon terms and conditions acceptable to Buyer in its sole and absolute discretion.
     9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein. Notwithstanding the foregoing, in the event of the failure of any condition set forth in this Section 9.2 as a result of a default by Buyer pursuant to Section 14.1, Seller shall be entitled to exercise its remedy provided for in such Section 14.1.
          (a) All of Buyer’s representations and warranties contained in this Contract shall be true and correct in all material respects as if made again on the Closing Date.
          (b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.
          (c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.
          (d) Third Party Consents referred to on Exhibit D in form and substance reasonably satisfactory to Buyer shall have been obtained and furnished to Buyer.
          (e) The Existing Franchise Agreement shall have been terminated in accordance with Article V.
     9.3 Return of Earnest Money Deposit. Notwithstanding anything to the contrary in Section 9.1 or 9.2 or Article XIV, if the Closing does not occur solely as a result of the New Franchise Agreement not having been executed and delivered at or prior to the Closing, Buyer shall be entitled to extend the Closing Date up to thirty (30) days (the “Extension Period”); provided, however, that in the event Closing does not occur within the first seven (7) days of the Extension Period solely as a result of the New Franchise Agreement not having been executed and all other conditions to Closing have been, or at Closing would have been, satisfied, on the next Business Day, Buyer shall deposit the additional sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000,00), in cash, certified bank check or by wire transfer of immediately available funds (the “Extension Deposit”) with the Escrow Agent, which Extension Deposit, and all interest accrued thereon, shall become part of and be held, applied to the Purchase Price and/or disbursed in accordance with all terms and provisions applicable to the “Earnest Money Deposit” for all purposes under this Contract and the Escrow Agreement, provided, further that in the event Closing does not occur at the end of the Extension Period solely as a result of the New Franchise Agreement not having been executed and all other conditions to Closing have been, or at Closing would have been, satisfied Seller shall be entitled to the Earnest Money Deposit and any interest thereon and, unless otherwise agreed by Buyer and Seller, this Contract shall be terminated and neither party shall have any obligations or liabilities hereunder except pursuant to Sections 3.3 and 16.6.
ARTICLE X
CLOSING AND CONVEYANCE
     10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer that is not later than fifteen (15) days after expiration of the Review Period. Buyer will provide Seller at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller.
     10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing).
          (a) Deed. A Special Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions in the form of Exhibit H hereto (the “Deed”).
          (b) Bills of Sale. Bills of sale to Buyer and/or its designated lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager), in the form of Exhibit I hereto (the “Bills of Sale”).
          (c) Existing Management and Franchise Agreements. The termination of the Existing Management Agreement and the Existing Franchise Agreement.
          (d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all Assumed Contracts, provided that Buyer shall only assume the Assumed Obligations. The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.
          (e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099-S.
          (f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company from Seller.
          (g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under material FF&E Leases in form and substance reasonably acceptable to Buyer.
          (h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from

Seller to Buyer of any motor vehicles leased or owned by Seller or the Existing Manager and used in connection with the Hotel’s operations.
          (i) Authority Documents. Certified copy of resolutions of Seller’s constituent members authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the Commonwealth of Pennsylvania.
          (j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.
          (k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.
          (l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the accuracy in all material respects (except where qualified as to materiality in this Contract) of Seller’s representations and warranties hereunder as of the Closing Date.
     10.3 Deliveries of Buyer. At Closing of the Hotel, Buyer shall deliver the following:
          (a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1 and less any sums to be deducted therefrom as provided in Section 2.4 (provided that the Escrow Agent shall deliver the Earnest Money Deposit to Seller at Closing if such amount is deducted from the portion of the Purchase Price funded at Closing by Buyer).
          (b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.
          (c) Assumption. An assumption by Buyer of the Assumed Obligations.
          (d) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.
          (e) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the accuracy in all material respects (except where qualified as to materiality in this Contract), of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS
     All Closing costs shall be paid as set forth below:
     11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, all accrued taxes of Seller, all taxes relating to the Property or the business conducted thereon payable in respect of any period prior to Closing and all income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. In connection with the foregoing, Seller shall take any and all steps reasonably necessary to prevent Buyer from incurring successor or transferee liability for any of the foregoing taxes, including, without limitation, correctly filing all state tax reports and making all payments with respect to all such taxes and providing to Buyer such documentation as Buyer may reasonably request to evidence such filing and payment. Promptly after the expiration of the Review Period, and no later than ten (10) days prior to Closing, Seller shall apply for a tax clearance certificate from the Pennsylvania Department of Revenue reflecting that all state tax reports have been filed and all payments have been made (the “Tax Clearance Certificate”), and Seller shall diligently pursue receipt of, and use best efforts to obtain, the Tax Clearance Certificate at the earliest possible date, all at Seller’s cost and expense. Upon Seller’s receipt of the Tax Clearance Certificate from the Pennsylvania Department of Revenue, Seller shall promptly provide a copy of the Tax Clearance Certificate to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement and the Existing Franchise Agreement except as expressly as provided in Article V. Seller shall also be responsible for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property. The provisions of this Section 11.1 shall survive Closing.
     11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any new survey or update to Seller’s existing survey and the costs and expenses of preparation of the Title Commitment and the issuance of the Title Policy contemplated by Article IV and the per page recording charges for the Deed (if applicable). Buyer shall be responsible for all license, application and similar fees payable in connection with the New Management Agreement or the New Franchise Agreement and all costs to complete all PIP improvements required by the Franchisor in connection with the New Franchise Agreement.
ARTICLE XII
ADJUSTMENTS
     12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Existing Manager and the Manager coordinate to determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.
          (a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

          (b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.
          (c) Income/Charges. All rents, income and charges receivable or payable under any Assumed Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time, provided that, except as expressly provided herein with respect to the Existing Franchise Agreement, Seller shall be responsible for all amounts payable under any Hotel Contracts not assigned to and assumed by Buyer pursuant to the terms of this Contract (including, without limitation, all accrued and unpaid amounts and all termination fees).
          (d) Accounts. All working capital accounts, reserve accounts and escrow accounts shall remain the property of Seller.
          (e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.
          (f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.
          (g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.
          (h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.
          (i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.
          (j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.
     12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

     12.3 Employees. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall continue as employees of the Existing Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer.
ARTICLE XIII
CASUALTY AND CONDEMNATION
     13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).
     13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) in value.
     13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall use commercially reasonable efforts to repair and restore the Property to its condition immediately prior to such damage or casualty and, if such repair and restoration are not completed prior to Closing in a manner reasonably satisfactory to Buyer, shall assign and pay to Buyer all excess insurance proceeds, plus an amount equal to the insurance deductible.
ARTICLE XIV
DEFAULT REMEDIES
     14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as

Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.
     14.2 Seller Default. If Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer (provided no notice shall extend the time for Closing), Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages, specific performance and all other rights and remedies available at law or in equity, provided that in any action for damages Seller’s liability shall be limited to actual out-of-pocket transactions costs (including, without limitation, legal fees) incurred by Buyer in connection with the transactions contemplated hereby and Buyer’s proposed purchase of the Property, but not to exceed Two Hundred Thousand and No/100 Dollars ($200,000.00) except in the case of any claim for damages relating to any intentional or fraudulent breach of any representation, warranty or covenant of Seller, in which event, the limitation set forth in this proviso shall not apply.
     14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.
ARTICLE XV
NOTICES
     All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Six Hospitality Ownership, Inc.

Attention:

Fax No.:

with a copy to:	McGuireWoods LLP

Attention:

Fax No.:

If to Seller:	Interstate Pittsburgh Hotel Holdings, L.L.C.
c/o Interstate Hotels & Resorts, Inc.
4501 N. Fairfax Drive, Suite 800
Arlington, Virginia 22203
Attention: Christopher Bennett, Senior Vice President and General Counsel
Fax No.: (703) 387-3389

with a copy to:	Eckert Seamans Cherin & Mellott, LLC

Attention:

Fax No.:

     Addresses may be changed by the parties hereto by written notice in accordance with this Section.
ARTICLE XVI
MISCELLANEOUS
     16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.
     16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and permitted assigns. Buyer may not assign this Contract without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may assign its rights hereunder, without obtaining Seller’s consent, to an Affiliate of Buyer provided that Buyer is not released from liability pursuant to Section 3.3. Buyer shall provide Seller with written notice of such assignment to an Affiliate of Buyer within a reasonable period of time prior to Closing. Seller shall not assign this Contract without the prior written consent of Buyer.
     16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.
     16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflicts of law principles).
     16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.
     16.6 Confidentiality.
          (a) Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Existing Manager, the Franchisor and the Title Company and except as necessitated by the Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such public disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.
          (b) Buyer shall keep confidential all information received from or on behalf of Seller during or in connection with the Due Diligence Examination (not already in the public domain or previously known to Buyer from other sources not bound by a confidentiality agreement with Seller the existence of which has been disclosed in writing to Buyer by Seller) and shall not disclose said information to any third party without Seller’s prior written consent. Notwithstanding the immediately preceding sentence, Buyer may disclose such information and the terms of this transaction (i) to the Franchisor and the Manager and to Buyer’s successors, permitted assigns,

Affiliates, investors, lenders, employees, agents, attorneys, advisors and/or consultants provided that such persons agree to maintain the confidentiality of such information and this transaction, and (ii) as required by applicable law.
     16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.
     16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.
     16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.
     16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.
     16.11 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.
[Signatures Begin on Following Page]

     IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ CHRISTOPHER L. BENNETT

Name:	Christopher L. Bennett

Title:	Senior Vice President and General Counsel

BUYER:

APPLE SIX HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ AUTHORIZED SIGNATORY

Name:

Title:	Vice President

FIRST AMENDMENT
TO
PURCHASE CONTRACT
     THIS FIRST AMENDMENT TO PURCHASE CONTRACT (this “Amendment”) is entered into as of July 29, 2005, by and between INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C., a Delaware limited liability company (“Seller”), and APPLE SIX HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“Buyer”).
RECITALS
     A. Seller and Buyer are parties to that certain Purchase Contract dated as of June 15, 2005 (the “Contract”), with respect to a Residence Inn hotel in Pittsburgh, Pennsylvania.
     B. Seller and Buyer desire to amend the Contract as hereinafter provided.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein set forth and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
     1. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Contract.
     2. The Contract is modified by replacing Exhibit C in its entirety with the form of Exhibit C attached hereto.
     3. Seller and Buyer acknowledge and agree that, except as amended herein, the Contract is in full force and effect and is hereby ratified and confirmed.
     4. This Amendment (i) may be executed by facsimile signatures and in several counterparts, and each counterpart when so executed and delivered shall constitute an original of this Amendment, and all such separate counterparts shall constitute but one and the same Amendment and (ii) embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supercedes all prior agreements, consents and understandings related to such subject matter.
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SIGNATURE PAGES FOLLOW]

     EXECUTED to be effective as of the date first above written.

SELLER:

INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ JAMES A. CROLLE III

Name:	James A. Crolle III
Title:	Senior Corporate Counsel

BUYER:

APPLE SIX HOSPITALITY OWNERSHIP, INC.

By:	/s/ DAVID BUCKLEY

Name:	David Buckley

Title:	Vice President

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EXHIBIT C
LIST OF HOTEL CONTRACTS
1.	Security Services Agreement dated April 20, 1998, by and between ADT SECURITY SERVICES, INC. and the SELLER.

2.	Waste Removal Agreement dated November 1, 2004, by and between BFI WASTE SERVICES OF PITTSBURGH and the SELLER.

3.	Special Products Rental Agreement dated February 23, 2000, by and between CINTAS CORPORATION and the SELLER.

4.	Elevator Maintenance Agreement dated June 3, 1999, by and between MARSHALL ELEVATOR COMPANY and the SELLER.

5.	Airport Phone Board Agreement dated June 6, 2005, by and between JCDECAUX AIRPORT and the SELLER.

6.	Telephone and Voicemail Maintenance & Service Agreement dated January 20, 2005, by and between MIS ASSOCIATES, INC. and the SELLER

7.	Cable Service Agreement dated September 28, 2004, by and between ON COMMAND VIDEO CORPORATION and the SELLER.

8.	Area Reservations Sales Office Shared Service Agreement dated January 1, 2005, by and between MARRIOTT INTERNATIONAL, INC. and the SELLER.

9.	Two Way Radio Service Agreement dated November 6, 2002, by and between STALEY COMMUNICATIONS, INC. and the SELLER.

10.	Fire Panel Monitoring Service Agreement dated April 22, 2005, by and between SIMPLEXGRINNELL LP and the SELLER.

11.	Xerox Fax Order Agreement dated April 23, 2003, by and between XEROX CORPORATION and the SELLER.

12.	Landscape Maintenance Agreement dated April 15, 2005, by and between PLANTSCAPE, INC. and the SELLER.

13.	Agreement dated March 26, 1997 between Regional Industrial Development Corporation of Southwestern Pennsylvania and IHC Realty Partnership, L.P. (Recorded March 27, 1997 in the Recorder’s Office of Allegheny County, Pennsylvania, in Deed Book 9910, page 196.)

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